November 22, 2011

Members of the Board of Directors;
Executive Officers of Kansas City Southern and
Certain Other Insiders

RE: Notice Regarding 401(k) Plan and Trading Restrictions

Ladies and Gentlemen:

The purpose of this notice is to notify you that directors and executive officers of Kansas City Southern (“KCS”) will be prevented from engaging in transactions involving equity securities of KCS during a “blackout period” under the KCS 401(k) and Profit Sharing Plan (“KCS Plan”), the KCS Employee Stock Ownership Plan (“ESOP”), and the Gateway Western Railway Union 401(k) Plan (“GWWR Plan”). This restriction applies to equity securities of KCS that you have acquired in connection with your service as a KCS director or your employment as an executive officer of KCS that you hold outside the KCS Plan, GWWR Plan, and ESOP (together, the “Plans”).

Reason for the Blackout Period. Employee accounts in the GWWR Plan and the ESOP will be merged into the KCS Plan, and a blackout period under the Plans is necessary to accomplish this action. Section 306(a) of the Sarbanes-Oxley Act and Regulation Blackout Trading Restriction (also known as Regulation “BTR”) generally requires that whenever 50% of more of the participants in the issuer’s defined contribution individual account retirement plans are prohibited from directing purchases, sales or transfers of the issuer’s equity securities under the plans, then trading restrictions are imposed upon the issuer’s directors and executive officers with respect to their equity securities.

Length of Blackout Period. The blackout period will begin December 22, 2011 at 4:00 p.m. Eastern Standard Time and is expected to end on January 3, 2012. You will be notified in the event there are changes to these dates. Please note that this blackout period is separate from, and in addition to, trading restrictions under the KCS Insider Trading Policy.

Restrictions on Directors and Executive Officers during the Blackout Period. During the blackout period, subject to limited exceptions, as a director or executive officer of KCS you will be prohibited from the direct or indirect purchase, sale or other acquisition or transfer of any equity securities of KCS common stock or that you acquire or have previously acquired in connection with your service or employment as a director or executive officer of KCS. “Equity securities” include not only KCS common stock, but also stock options and other derivatives. For example, these rules prohibit exercising options granted to you, selling shares of KCS common stock acquired pursuant to such options, selling shares of common stock originally received as restricted stock or selling shares to cover withholding taxes upon the vesting of restricted stock. The limited exceptions include bona fide gift transactions and purchases or sales under qualified “10b5-1 plans.”

Restrictions on Plan Participants and Beneficiaries during the Blackout Period. During the blackout period, Plan participants and beneficiaries will generally be unable to obtain distributions from their KCS common stock accounts or to direct investments or changes in investments in those accounts.

Questions or Additional Information. Questions about this Notice and the blackout period that applies to directors and executive officers of KCS, including questions regarding whether the blackout period has ended, may be directed to:

Brian P. Banks Julie D. Powell
Associate General Counsel & General Director Shareholder Relations,

Corporate Secretary Kansas City Southern P.O. Box 219335 Kansas City, MO 64121-9335	Assistant Secretary & Assistant Treasurer Kansas City Southern P.O. Box 219335 Kansas City, MO 64121-9335
Phone: (816) 983-1382	(816) 983-1538